Exhibit 99.1
Rexnord to Acquire Cambridge International Holdings Corp.
Expands Presence in Global Food and Beverage Markets
MILWAUKEE, WI - May 18, 2016 - Rexnord (NYSE: RXN) announced today that it has entered into a definitive agreement to acquire Cambridge International Holdings Corp. for an estimated total transaction value of $210 million. Subject to customary closing conditions, the transaction is expected to close in the next 30 days.
Cambridge is one of the world’s largest suppliers of metal conveying and engineered woven metal solutions, primarily used in food processing end markets, as well as in architectural, packaging and filtration applications.
“Cambridge aligns well with our strategy to expand our presence in consumer-driven end markets,” said Todd Adams, President and Chief Executive Officer of Rexnord. “The acquisition, when completed, will bring our total sales to water, aerospace, and food and beverage end markets to more than 70 percent of total revenues that should, over time, generate a better balanced, overall growth profile.”
“The combination of Cambridge’s leadership in food applications and Rexnord’s strength across the global beverage industry yields an unequaled portfolio of food and beverage conveying solutions that we are confident will create additional value for customers, associates and shareholders,” said Kevin Zaba, President Rexnord Process and Motion Control platform.

About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,700 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2016 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.